Exhibit 99.3

CONSENT OF FORTIS BANK (NEDERLAND) N.V.

We hereby consent to the use of our name and to the description of our opinion letter, dated December 11, 2003, under the caption “Opinion of Scala’s Financial Advisor” in, and to the inclusion of such opinion letter as Annex C to, the Proxy Statement/Prospectus of Epicor Software Corporation, which Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Epicor Software Corporation. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

FORTIS BANK (NEDERLAND) N.V. COMPANY

By:	/s/ W.L. Sodderland	/s/ J.M. Broekmaat

	W.L. Sodderland Director	J.M. Broekmaat Associate Director

Date:  April 14, 2004